Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of McKesson Corporation (Form S-3 Nos. 333-26103, 333-85973 and 333-179879; Form S-4 No. 333-56623 and Form S-8 Nos. 333-30226, 333-32643, 333-43079, 333-39954, 333-62870, 333-67378, 333-67380, 333-101210, 333-147182, 333-163642, 333-190849, 333-190848, and 333-190847) of our report dated February 21, 2014, with respect to the consolidated financial statements of Celesio AG, Stuttgart and subsidiaries for the year ended December 31, 2012, included in this Current Report (Form 8-K/A) of McKesson Corporation.

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany

/s/ Michael Marbler (Marbler) Wirtschaftsprüfer [German Certified Public Accountant] 3 March 2014	/s/ Martin Matischiok (Matischiok) Wirtschaftsprüfer [German Certified Public Accountant] 3 March 2014